UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 17, 2024

CVS HEALTH CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-01011	05-0494040
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One CVS Drive

Woonsocket, Rhode Island 02895

(Address of Principal Executive Offices, and Zip Code)

(401) 765-1500

Registrant’s Telephone Number, Including Area Code

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	CVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

The information set forth under Item 7.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.02.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 18, 2024, CVS Health Corporation (the “Company”) announced that the Board of Directors (the “Board”) of the Company appointed J. David Joyner as President and Chief Executive Officer of the Company, effective as of October 17, 2024. Karen S. Lynch ceased to serve as President and Chief Executive Officer of the Company and resigned as a member of the Board on the same day. In connection with Mr. Joyner’s appointment as President and Chief Executive Officer of the Company, the Board appointed Mr. Joyner as a member of the Board and the Executive Committee of the Board.

Effective October 17, 2024, the Board has also appointed current Chairman Roger N. Farah as Executive Chairman of the Board.

Immediately prior to his appointment as President and Chief Executive Officer, Mr. Joyner, age 60, served as the Executive Vice President and President of Pharmacy Services of the Company since January 2023. Mr. Joyner previously served as the Company’s Executive Vice President – Sales and Account Services, CVS Caremark from March 2011 through December 2019. Mr. Joyner has served as a Strategic Business Advisor to gWell, Inc., a wellness technology company, since July 2021, an Advisor to Podimetrics Inc., a health care company focused on the identification and treatment of diabetic foot ulcers, since September 2020, and as a member of the Advisory Council to the Rawls College of Business of Texas Tech University since July 2020. Mr. Joyner formerly served as an Advisor to EQRx, a biopharmaceutical company that aimed to develop and sell lower-cost versions of existing drugs, from November 2020 until January 2023, and as a Special Advisor to BCBS Association, a national federation of independent and locally operated Blue Cross and Blue Shield companies, from February 2022 through October 2022. He also was a member of the boards of directors of HomeFree Pharmacy Services from June 2021 until January 2023 and of Panther Specialty Pharmacy from July 2022 until January 2023. Mr. Joyner holds a bachelor’s degree in finance from The Rawls College of Business at Texas Tech University. Mr. Joyner has no family relationship to the Company nor to any of its directors or executive officers, and there are no transactions in which Mr. Joyner has an interest requiring disclosure under Item 404(a) of Regulation S-K. There is no arrangement or understanding between Mr. Joyner and any other person pursuant to which Mr. Joyner was appointed as an officer or a director of the Company.

In connection with Ms. Lynch’s departure, she will be eligible to receive the separation benefits applicable upon a “qualifying event” (not in connection with a change in control) under her amended and restated employment agreement with the Company, dated November 5, 2020, although with respect to her outstanding equity awards, the partial vesting provisions applicable thereto have been eliminated, such that Ms. Lynch remains eligible to vest in all such awards in full (subject to the achievement of performance metrics with respect to any performance stock unit awards). The receipt of such benefits is contingent upon Ms. Lynch’s execution of a customary release of claims in favor of the Company and compliance with restrictive covenants. In connection with her departure, the Company and Ms. Lynch entered into a letter agreement (the “Lynch Letter Agreement”) setting forth the foregoing benefits and the agreement with Ms. Lynch to provide advisory services to the Company for a term of six months following her departure. In consideration of the advisory services, during the term, Ms. Lynch will receive a monthly advisory fee of $375,000 and continued Company-provided security services. The Company and Ms. Lynch have agreed to amend her restrictive covenant agreement to extend the non-competition and non-solicitation provisions to a period of thirty (30) months from the date of her departure.

The foregoing summary of the Lynch Letter Agreement is only a summary and is qualified in its entirety by the full text of the Lynch Letter Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2024.

Item 7.01.	Regulation FD Disclosure.

On October 18, 2024, the Company issued a press release announcing the appointment of Mr. Joyner as President and Chief Executive Officer of the Company and the departure of Ms. Lynch, which also included certain preliminary third quarter 2024 results. A copy of the press release is attached as Exhibit 99.1 and is incorporated herein by reference.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 2.02 and this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in Item 2.02 and this Item 7.01 shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release, dated October 18, 2024 (furnished under Item 7.01).

104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 18, 2024	CVS HEALTH CORPORATION

	By:	/s/ Kristina V. Fink
	Name:	Kristina V. Fink
	Title:	Senior Vice President, Chief Governance Officer and Corporate Secretary